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                          USD39,022,500 PROMISSORY NOTE


Note No. 2                                            Issue Date:  March 3, 2003


         FOR VALUE RECEIVED, Fairfax Financial (US) LLC, a Delaware limited liability company (the "COMPANY"), hereby promises to pay to the order of NMS Services (Cayman) Inc. or registered assigns (the "NOTEHOLDER"), on February 28, 2010, or if any such day is not a Business Day (as defined in the Master Note Purchase Agreement referred to below), the first following day that is a Business Day unless that day falls in another calendar month, in which case that date will be the first preceding day that is a Business Day (the "MATURITY DATE"), the principal amount of USD39,022,500 (THIRTY-NINE MILLION TWENTY-TWO THOUSAND U.S. DOLLARS) under that certain Master Note Purchase Agreement dated as of March 3, 2003, among the Company, NMS Services (Cayman) Inc., Fairfax Financial Holdings Limited, as Guarantor (the "GUARANTOR") and Banc of America Securities LLC, as Agent (the "AGENT"), as amended, replaced, restated, extended, supplemented or otherwise modified from time to time (the "MASTER NOTE PURCHASE AGREEMENT").

         The Company promises to pay interest on the principal amount hereof from the Issue Date stated above until such principal amount is paid in full, at such interest rates, at such times and in such manner as are specified in the Master Note Purchase Agreement and the Note Purchase Confirmation referred to below. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the rate set forth in the Master Note Purchase Agreement.

         This Note is one of the Notes issued pursuant to a Note Purchase Confirmation dated as of March 3, 2003, as amended from time to time (the "NOTE PURCHASE CONFIRMATION"), under the Master Note Purchase Agreement, and is entitled to the benefits thereof. This Note is secured by collateral pursuant to the Pledge Agreement dated as of March 3, 2003 among the Company, the Noteholder and the Agent, as amended from time to time, until and including the Pledge Termination Date as defined therein. Upon the occurrence of one or more of the Events of Default specified in the Master Note Purchase Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Master Note Purchase Agreement.

         This Note is entitled to the benefits of the guarantee of the Guarantor contained in the Master Note Purchase Agreement.


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         This Note is exchangeable into the shares of common stock of Odyssey Re
Holdings Corp. on the terms set forth in the Master Note Purchase Agreement.

         The Company, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.




                                              COMPANY:


                                              FAIRFAX FINANCIAL (US) LLC


                                              By: /s/  Bradley P. Martin
                                                 -------------------------------
                                                   Name:   Bradley P. Martin
                                                   Title:  Vice President


                                              GUARANTOR:


                                              FAIRFAX FINANCIAL HOLDINGS LIMITED


                                              By: /s/  Bradley P. Martin
                                                 -------------------------------
                                                   Name:   Bradley P. Martin
                                                   Title:  Vice President and
                                                           Secretary



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